Exhibit 10.11

January [    ], 2010

Dear [    ]:

You are receiving this letter agreement in reference to the long-term equity incentive awards that you are eligible to receive from time to time in the discretion of the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors of RenaissanceRe Holdings Ltd. (the “Company”). By signing below, you acknowledge and agree that, with respect to any long-term equity incentive awards that may be granted to you in connection with the Company’s regular 2010 long-term incentive grant cycle, the grant date of any portion of such award that consists of performance-vested restricted stock may be deferred at the option of the Company until after the Company’s 2010 Annual General Meeting of shareholders, at which time the Company plans to submit for shareholder approval a new performance-based equity incentive plan (the “Proposed Plan”). If the Proposed Plan is adopted by the shareholders, such deferred portion of your 2010 long-term equity incentive award will be granted thereunder. Otherwise, such deferred portion will be granted under the Company’s 2001 Stock Incentive Plan. Notwithstanding the deferral of any award grant pursuant to the terms hereof, the amount and value of any deferred portion of your 2010 long-term equity incentive award shall be calculated as if granted pursuant to the Company’s regular grant practices (i.e., on March 1, 2010), and to the extent any extraordinary event occurs between March 1, 2010, and the actual grant date for your award, you will be economically protected such that the economic result to you in respect of such award will be the same as if the award were granted to you on March 1, 2010.

Consistent with the terms of your employment agreement with the Company, this letter agreement does not guarantee any long-term equity incentive grant for 2010, and the determination of whether to grant such an award to you remains in the discretion of the Committee. Please indicate your agreement to and acceptance of the terms of this letter agreement by signing below.

Sincerely,

Agreed and accepted:

[Name]

Date